EXHIBIT 99.1

FOR IMMEDIATE RELEASE

BioScrip Completes Sale of Home Health Services Business to LHC Group

Elmsford, NY – April 1, 2014 – BioScrip®, Inc. (NASDAQ: BIOS) today announced that it has completed the previously announced sale of substantially all of its Home Health business, known as Deaconess HomeCare, to LHC Group, Inc. (NASDAQ: LHCG). The transaction represents a total deal value of approximately $60 million. BioScrip intends to use the net proceeds from the sale to pay down a portion of its outstanding debt.

“With the completion of the Home Health transaction, we now have additional financial flexibility to continue building on BioScrip’s solid foundation in home infusion services,” said Rick Smith, President and Chief Executive Officer of BioScrip. “We continue to position BioScrip as a leader in the home infusion industry. We look forward to optimizing the value of our assets while maintaining our reputation for clinical excellence.”

Mr. Smith continued, “Once again, we would like to express our appreciation for all that the Deaconess employees have accomplished. We believe that with LHC Group, the Deaconess family will achieve continued success.”

Cain Brothers & Co., LLC acted as BioScrip’s financial advisor in connection with the transaction and Polsinelli PC acted as BioScrip’s legal advisor.

About BioScrip, Inc.

BioScrip, Inc. is a leading national provider of infusion solutions. BioScrip partners with physicians, healthcare payors, government agencies, hospital systems and pharmaceutical manufacturers to provide patients access to post-acute care services. BioScrip operates with a commitment to deliver customer-focused pharmacy and related healthcare infusion therapy services in alternate-site settings. By collaborating with the full spectrum of healthcare professionals and the patient, BioScrip provides cost-effective care that is driven by quality, customer service, and values that promote positive outcomes and an enhanced quality of life for those it serves. BioScrip provides its infusion services from 81 locations across 29 states.

FORWARD LOOKING STATEMENTS

This press release includes statements that may constitute “forward-looking statements,” including statements regarding the Company's goals, performance and strategy. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. Important factors that could cause or contribute to such differences include but are not limited to the risks described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K for the year ended December 31, 2013. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company's situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.

Investor and Media Contacts

Hai Tran

Chief Financial Officer, BioScrip, Inc.

952-979-3768